Exhibit 4.49

                  AMENDED AND RESTATED PURCHASE AGREEMENT


                  AMENDED AND RESTATED PURCHASE AGREEMENT (this "Agreement"), dated as of January 30, 2002, by and among McLeodUSA Incorporated, a Delaware corporation (the "Company"), the entities listed on the signature page hereto under the caption "Purchasers" (each such entity, a "Purchaser" and, collectively, the "Purchasers"), and solely for the purposes of Sections 4.5, 4.9, 4.10, 4.18, 7.3, 7.15 and 7.16 the
entities listed on the signature page hereto under the caption "Original FL Purchasers" (each such entity, an "Original FL Purchaser" and, collectively with the Purchasers, the "FL Purchasers").


                           W I T N E S S E T H :

                  WHEREAS, the Company and the FL Purchasers are parties to that certain Purchase Agreement, dated as of December 3, 2001 (the "Original Purchase Agreement"); and

                  WHEREAS, the parties hereto desire to amend and restate the Original Purchase Agreement in its entirety to, among other things, provide for the sale by the Company to the Purchasers of (i) an aggregate of 74,027,764 shares of the Company's Class A Common Stock, par value $.01 per share (the "Common Stock"); (ii) an aggregate of 10 shares of the Company's Series B Preferred Stock, par value $.001 per share (the "Preferred Stock") and (iii) a warrant or warrants to purchase an aggregate of 22,159,091 shares of the Company's Class A Common Stock par value $.01 per share (the "Warrants" and together with the Common Stock and the Preferred Stock, the "Securities").

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                 ARTICLE I

                             PURCHASE AND SALE

                  1.1. Issuance, Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined below) the Company shall sell to the Purchasers and the Purchasers shall purchase from the Company the Securities for $175,000,000 (the "Purchase Price"). The number of shares of Common Stock, Preferred Stock and Warrants being acquired by each Purchaser, and the portion of the Purchase Price payable therefor is set forth opposite such Purchaser's name on Schedule 1.1; provided, that (i) the Purchasers shall have the right to reallocate among the Purchasers the Securities to be purchased by each Purchaser by delivering written notice of such reallocation to the Company not less than three days prior to the Closing so long as such reallocation does not change the total number of Securities being acquired hereunder or the Purchase Price and (ii) the Company shall have the right to increase or decrease the number of shares of Common Stock and the number of shares of Class A Common Stock subject to the Warrants by delivering written notice of such change to the Purchasers not less than 10 days prior to the Closing so long as (A) the number of shares of Common Stock and the number of shares of Class A Common Stock subject to the Warrants are determined in accordance with Exhibit A attached hereto and (B) such change in the number of shares does not change the Purchase Price.

                  1.2. The Closing; Deliveries. (a) The closing of the purchase and sale of the Securities (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, Four Time Square, New York, New York 10036, at 9:30 a.m. on the business day following the date on which all of the conditions to each party's obligations hereunder (other than Section 5.1(d)) have been satisfied or waived and on the same date and at the same time that the Restructuring is occurring, or at such other place or time as the parties may agree (the date of the Closing, the "Closing Date").

                  (b) At the Closing, the Company shall deliver to each Purchaser (i) certificates representing the Common Stock and Preferred Stock and (ii) the Warrants being purchased by such Purchaser, each registered in the name of such Purchaser in such amounts as such Purchaser shall inform the Company prior to the Closing. Delivery of such certificates and Warrants shall be made against receipt by the Company of the portion of the Purchase Price payable therefor, which shall be paid by wire transfer of immediately available funds to an account designated by the Company.

                  1.3. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 7.1.

                                ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the Schedules to that certain Exchange Agreement, dated as of September 30, 2001, by and among the Company and the Original FL Purchasers or in Schedule I attached hereto, the Company hereby represents and warrants to each Purchaser, as of the date hereof and as of the Closing, as follows:

                  2.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure to so qualify or be licensed would not individually or in the aggregate have a Material Adverse Effect.

                  2.2. Due Authorization. The Company has the corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is a party, the issuance and delivery of the Securities by the Company and the compliance by the Company with each of the provisions of this Agreement and each of the other Transaction Documents to which it is a party (including the reservation and issuance of the Conversion Shares and the consummation by the Company of the transactions contemplated hereby and thereby) (a) are within the corporate power and authority of the Company, and (b) have been duly authorized by all necessary corporate action of the Company. This Agreement has been, and each of the other Transaction Documents to which the Company is a party when executed and delivered by the Company will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Company will constitute, a valid and binding agreement of the Company enforceable against the Company in accordance with its terms except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity. Prior to the Closing, the Conversion Shares will be validly reserved for issuance, and upon issuance, will be duly and validly issued and outstanding, fully paid, and nonassessable. The terms, designations, powers, preferences and relative participation, optional and other special rights, qualifications, limitations and restrictions of the Preferred Stock will be as set forth in the Certificate of Designation for the Series B Preferred Stock (the "Certificate of Designation"), the form of which is attached to this Agreement as Exhibit 2.2A. The terms of the Warrants will be set forth in a Warrant, the form of which is attached to this Agreement as Exhibit 2.2B. The Securities issued to the Purchasers in accordance with the terms of this Agreement, the Certificate of Designation or Warrant, as applicable, when issued and delivered in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable, free and, except as provided in Section 4.9 hereof, clear of any Encumbrances and not subject to the preemptive or other similar rights of the stockholders of the Company.

                  2.3. Consents, No Violations. Neither the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or by-laws or other organizational documents of the Company or any of its subsidiaries including, without limitation, any of the provisions of the Certificate of Designation for the Series A Preferred Stock of the Company; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law or (ii) any provision of any agreement or other instrument to which the Company or any of its subsidiaries is a party or pursuant to which any of them or any of their assets or properties is subject, except, with respect to the matters set forth in clauses (i) and (ii), for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not result in a Material Adverse Effect or (c) except for the filings of the Certificate of Designation with the Secretary of State of the State of Delaware, any required filing under the HSR Act, the Exchange Act, the Securities Act, filings and orders required under the Bankruptcy Code in connection with the Restructuring and other filings or notifications that are immaterial to the consummation of the transactions contemplated hereby, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Company or any of its subsidiaries.

                  2.4. SEC Reports. The Company has timely filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act and made available to the Purchasers complete copies of all annual reports, quarterly reports, proxy statements and other reports filed by the Company under the Exchange Act, each as filed with the SEC (collectively, the "SEC Reports"). Each SEC Report was, on the date of its filing, in compliance in all material respects with the requirements of its respective report form and the Exchange Act and did not, on the date of its filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  2.5. Financial Statements. The consolidated financial statements of the Company (including any related schedules and/or notes) included in the SEC Reports filed prior to the date hereof have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently followed throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended (except as may be indicated in the notes thereto and except, in the case of interim statements, for the absence of footnotes and as permitted by Form 10-Q and subject to changes resulting from year-end adjustments, none of which are material in amount or effect). Except as disclosed in the SEC Reports filed prior to the date hereof, neither the Company nor any of its subsidiaries has any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), except (i) liabilities and obligations in the respective amounts reflected or reserved against in the unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 2001, (ii) liabilities and obligations incurred in the ordinary course of business since September 30, 2001 or (iii) liabilities and obligations which individually or in the aggregate would not have a Material Adverse Effect.

                  2.6. Absence of Certain Changes. Except as disclosed in the SEC Reports filed prior to the date hereof, since September 30, 2001 neither the Company nor any of the Subsidiaries has suffered any change, event or development or series of changes, events or developments which individually or in the aggregate would have a Material Adverse Effect.

                  2.7. Litigation.

                  (a) Except as disclosed in the SEC Reports filed prior to the date hereof, there is no claim, action, suit, investigation or proceeding ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity which (i) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or (ii) if resolved adversely to the Company or any of its subsidiaries would individually or in the aggregate have a Material Adverse Effect.

                  (b) Except as disclosed in the SEC Reports filed prior to the date hereof, neither the Company nor any of its subsidiaries is in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, except for defaults or breaches, which individually or in the aggregate would not have a Material Adverse Effect.

                  2.8. Compliance with Laws. Except as disclosed in the SEC Reports filed prior to the date hereof, the Company and its subsidiaries are in compliance with all Laws and the Company and its subsidiaries possess all material licenses, franchise permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the business as presently conducted and for the ownership, lease or operation of the Company's and its subsidiaries' properties (collectively, "Licenses") except where the failure to possess such Licenses individually or in the aggregate would not have a Material Adverse Effect. The Company and its subsidiaries have all Licenses, and all of such Licenses are valid and in full force and effect, and the Company and its subsidiaries have duly performed and are in compliance with all of their obligations under such Licenses except where the failure to be so valid, in full force and effect or performed or in compliance individually or in the aggregate would not have a Material Adverse Effect.

                  2.9. Brokers or Finders. Except for Houlihan Lokey Howard & Zukin and Credit Suisse First Boston, advisors to the special committee, whose fees will be paid by the Company, upon the consummation of the transactions contemplated by this Agreement, no agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company or any of its subsidiaries in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

                  2.10. Section 203 of the DGCL; Takeover Statute. The Board of Directors has taken all actions necessary or advisable so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section) will not apply to the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not cause to be applicable to the Company any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws.

                                ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                  Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as of the date hereof and as of the Closing, as follows:

                  3.1. Acquisition for Investment. Such Purchaser is acquiring the Securites, for its own account, for investment and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

                  3.2. Restricted Securities. Such Purchaser understands that (i) except as provided in the Registration Rights Agreement, the Securities and any Conversion Shares that may be issued will not be registered under the Securities Act or any state securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the Securities and any Conversion Shares that may be issued may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

                  3.3. No Brokers or Finders. No agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Purchasers in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

                  3.4. Accredited Investor. Such Purchaser is an "accredited investor" (as defined in Rule 501(a) under the Securities Act). Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment.

                  3.5. Organization. Such Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as it is now being conducted.

                  3.6. Due Authorization. Such Purchaser has all right, power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the compliance by such Purchaser with each of the provisions of this Agreement and each of the Transaction Documents to which it is a party (including the consummation by such Purchaser of the transactions contemplated hereby and thereby) (a) are within the power and authority of such Purchaser and (b) have been duly authorized by all necessary action on the part of such Purchaser. This Agreement has been, and each of the other Transaction Documents to which it is a party when executed and delivered by such Purchaser will be, duly and validly executed and delivered by such Purchaser, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by such Purchaser will constitute, a valid and binding agreement of such Purchaser enforceable against such Purchaser in accordance with its respective terms except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity.

                  3.7. Consents, No Violations. Neither the execution, delivery or performance by such Purchaser of this Agreement or any of the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the organizational documents of such Purchaser; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any law, or (ii) any provision of any agreement or other instrument to which such Purchaser is a party or pursuant to which the Purchaser or its assets or properties is subject, except, with respect to the matters set forth in clause (ii), for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not materially adversely affect the ability of such Purchaser to consummate the transactions contemplated by this Agreement or any Transaction Document to which it is a party; or (c) except for any required filing under the HSR Act, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Purchaser.

                  3.8. Sufficient Funds. As of the date hereof, the Purchaser has binding commitments for, and as of the Closing, the Purchaser will have, sufficient funds available (through immediately available cash or existing credit facilities) to enable it to consummate the transactions contemplated hereby.

                                ARTICLE IV

                                 COVENANTS

                  4.1. Conduct of Business by the Company Pending the Closing. Except as expressly contemplated by this Agreement or as required in connection with the Restructuring (including in any proceedings required under the Bankruptcy Code in connection with the Restructuring) or as set forth on Schedule 4.1, during the period between the date of this Agreement and the Closing, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business only in the ordinary course and consistent with past practice, (ii) use reasonable efforts to preserve and maintain its assets and properties and its relationships with its customers, suppliers, advertisers, distributors, agents, officers and employees and other Persons with which it has significant business relationships, (iii) use reasonable efforts to maintain all of the material assets it owns or uses in the ordinary course of business consistent with past practice, (iv) use reasonable efforts to preserve the goodwill and ongoing operations of its business, (v) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice and (vi) comply in all material respects with applicable Laws.

                  4.2. Press Releases; Interim Public Filings. The Company shall, to the extent any such press releases and public filings refer in any way to the Purchasers and/or their Affiliates, give the Purchasers the reasonable opportunity to review and comment on such releases and filings, in each case prior to release in the form in which it will be issued.

                  4.3. HSR Act. Each of the Purchasers and the Company shall cooperate in making filings under the HSR Act and shall use its reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice or the Federal Trade Commission or state antitrust enforcement or other Governmental Entities may assert under antitrust laws with respect to the transactions contemplated hereby.

                  4.4. Listing. The Company shall use its reasonable efforts to continue to have its Class A Common Stock listed on the NASDAQ National Market System (the "NMS") or a national securities exchange for so long as any Securities or any shares of Class A Common Stock are outstanding. Prior to the Closing, the Company shall prepare and submit to the NMS a listing application, if applicable, covering the Common Stock and the Conversion Shares and shall obtain approval for the listing of such shares, subject to, in the case of the Conversion Shares, official notice of issuance.

                  4.5. Board Representation; VCOC.

                  (a) Section 3 of the Certificate of Designation for the Preferred Stock provides that the holders of Preferred Stock shall be entitled to elect two directors to the Board of Directors subject to the terms set forth therein. Accordingly, subject to the Certificate of Designation for the Preferred Stock, the Purchasers as holders of Preferred Stock, shall be entitled to designate for election to the Board of Directors two directors (the "Purchasers' Directors"). Theodore J. Forstmann and Thomas H. Lister, each of whom currently serves on the Board of Directors as a director designee of the Series D Preferred Stock, shall serve as the initial Purchasers' Directors for purposes of the Preferred Stock. Thereafter, in connection with any annual meeting of stockholders at which the term of a Purchasers' Director is to expire, the Company will take all necessary action to cause a Purchasers' Director to be nominated and use its reasonable efforts to cause such Purchasers' Director to be elected to the Board of Directors. In the event a vacancy shall exist in the office of a Purchasers' Director, the Purchasers shall be entitled to designate a successor and the Board of Directors shall elect such successor and, in connection with the meeting of stockholders of the Company next following such election, nominate such successor for election as director by the stockholders and use its reasonable efforts to cause the successor to be elected. Without limiting the generality of the foregoing, the Purchasers' Directors may inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its accountants, including the accountants' work papers, and the Purchasers' Directors may make such copies and inspections thereof as the Purchasers' Directors may request. The Company shall furnish the Purchasers' Directors with such financial and operating data and other information with respect to the business and properties of the Company as the Purchasers' Directors may request. The Company shall permit each of the Purchasers' Directors to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto, the principal officers of the Company. Notwithstanding anything contained in this Section 4.5 to the contrary, the provisions of the Certificate of Designation shall govern the rights of holders of the Preferred Stock to elect directors (including any Purchasers' Directors). In the event that the holders of the Preferred Stock shall cease to be entitled to elect any Purchasers' Director and shall become entitled to designate a "Board Observer" pursuant to, and as defined in, Section 3(b) thereof, such Board Observer shall the rights set forth in Sections (d) through (f) of this Section 4.5.

                  (b) The rights set forth in Section 4.5(a) are intended to satisfy the requirement of contractual management rights for purposes of qualifying each of the Purchasers' ownership interests in the Company as venture capital investments for purposes of the Department of Labor's "plan assets" regulations, and in the event such rights are not satisfactory for such purpose as to any such Purchaser, the Company and such Purchaser shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

                  (c) The Company shall promptly reimburse the Purchasers' Directors for all reasonable expenses incurred by them in connection with their attendance at meetings and any other activities undertaken in their capacity as directors or an observer consistent with the policies of the Company in effect on the date hereof or as such policies may be modified and generally applied to the Company's Board of Directors.

                  (d) In addition, each Original FL Purchaser shall be entitled to routinely consult with and advise management of the Company with respect to the Company's business and financial matters, including management's proposed annual operating plans, and management will meet regularly during each year with representatives of each Original FL Purchaser (the "Representatives") at the Company's facilities at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans. The Company shall give each Original FL Purchaser reasonable advance written notice of any significant new initiatives or material changes to existing operating plans and shall afford each Original FL Purchaser adequate time to meet with management to consult on such initiatives or changes prior to implementation. The Company agrees to give due consideration to the advice given and any proposals made by each Original FL Purchaser.

                  (e) Each Original FL Purchaser may inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its accountants, including the accountants' work papers, and each Original FL Purchaser may make such copies and inspections thereof as each Original FL Purchaser may reasonably request. The Company shall furnish each Original FL Purchaser with such financial and operating data and other information with respect to the business and properties of the Company as each Original FL Purchaser may reasonably request. The Company shall permit the Representatives to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto, the principal officers of the Company.

                  (f) The Company shall, after receiving notice from each Original FL Purchaser as to the identity of any Representative, (i) permit a Representative to attend all Board meetings and all committees thereof as an observer, (ii) provide the Representative advance notice of each such meeting, including such meeting's time and place, at the same time and in the same manner as such notice is provided to the members of the Board (or such committee thereof), (iii) provide the Representative with copies of all materials, including notices, minutes and consents, distributed to the members of the Board (or such committee thereof) at the same time as such materials are distributed to such Board (or such committee thereof) and shall permit the Representative to have the same access to information concerning the business and operations of the Company and (iv) permit the Representative to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Board, without voting, and the Board and the Company's officers shall take such proposals or advice seriously and give due consideration thereto. Reasonable costs and expenses incurred by the Representative for the purposes of attending Board (or committee) meetings and conducting other Company business will be paid by the Company.

                  (g) The rights set forth in Sections 4.5(d), 4.5(e) and 4.5(f) are intended to satisfy the requirement of contractual management rights for purposes of qualifying each of the Original FL Purchasers' ownership interests in the Company as venture capital investments for purposes of the Department of Labor's "plan assets" regulations, and in the event such rights are not satisfactory for such purpose as to any such Original FL Purchaser, the Company and such Original FL Purchaser shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

                  4.6. Certificate of Designation. The Company shall cause the Certificate of Designation to be filed with the Secretary of State of the State of Delaware prior to the Closing.

                  4.7. Cooperation. Each of the Purchasers and the Company agrees to use its reasonable efforts to take, or cause to be taken, all such further actions as shall be necessary to make effective and consummate the transactions contemplated by this Agreement.

                  4.8. Reserve Shares. After the Closing, the Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the Warrants, the number of shares of Class A Common Stock from time to time issuable upon the exercise of the Warrants at the time outstanding. All shares of Class A Common Stock issuable upon the exercise of the Warrants shall be duly authorized and, when issued upon such conversion or exercise, shall be validly issued, fully paid and nonassessable.

                  4.9. Restrictions on Transfer.

                  (a) Subject to compliance with applicable securities laws, from and after the Closing, the FL Purchasers may sell, transfer, assign, convey, gift, mortgage, pledge, encumber, hypothecate or otherwise dispose of, directly or indirectly ("Transfer"), any of the Preferred Stock, Warrants, Conversion Shares or Class A Common Stock owned by them (individually and collectively, "FL Securities"); provided, that, prior to the Standstill Termination Date (as defined below), the FL Purchasers shall not make any Transfer of any of their FL Securities (other than Transfers between FL Purchasers and their Affiliates who agree in writing to be bound by the terms of this Agreement) to any Person or group which is, or which Purchaser believes or should reasonably believe will seek to become, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding voting securities of the Company (such Person or group, a "Disqualified Person," and such sale to a Disqualified Person, a "Disqualified Transaction"), unless such Transfer is specifically approved in advance in writing by the Board of Directors or unless the procedures set forth in this Section 4.9 have been complied with.

                  (b) At any time prior to the Standstill Termination Date, any FL Purchaser may give written notice to the Company (the "Offer Notice") (which may be joined in by one or more of the other FL Purchasers, in which event all references hereafter to FL Purchaser shall be to all of such FL Purchasers who join in the Offer Notice) that it desires to sell some or all of its FL Securities in a transaction that may constitute a Disqualified Transaction, and setting forth the minimum price in cash at which it is prepared to sell such FL Securities. Such notice may but need not identify a specific purchaser for such FL Securities.

                  (c) The Company shall have 45 days from the date of the Offer Notice to enter into or cause a designee of the Company to enter into a definitive purchase agreement (the "Purchase Agreement") for the FL Securities which are the subject of the Offer Notice or to advise the FL Purchaser that the Board of Directors has approved or has no objection to such transaction. If the Company or its designee enters into a Purchase Agreement for the purchase of the FL Securities which are the subject of the Offer Notice, then the Company or its designee shall be obligated to purchase such FL Securities within 90 days following the execution of the Purchase Agreement. The Purchase Agreement must provide that it is unconditional (except for receipt of regulatory approvals), that the purchase price for the FL Securities being purchased shall be paid in cash (unless the FL Purchaser otherwise agrees in writing), and (in the case where the purchaser is a designee of the Company) that, in the event the designee (or an affiliate thereof) acquires all or substantially all of the remaining shares of the Company within 6 months of the date of the closing under the Purchase Agreement for a blended average price per share (which, if in the form of marketable securities, shall be determined based on a 10-trading day average at the time of the purchase) that is greater than the price per share received by the FL Purchaser under the Purchase Agreement, the FL Purchaser shall be entitled to receive from such Person the amount by which the blended average per share price paid by such Person for the balance of the outstanding shares of Class A Common Stock exceeds the per share purchase price paid under the Purchase Agreement multiplied by the number of FL Securities sold under the Purchase Agreement.

                  (d) If no definitive agreement is entered into within 45 days of the Offer Notice, the FL Purchasers shall have the right for 180 days following the end of such 45 day period to enter into a definitive agreement for the sale of their FL Securities with any Person, including a Disqualified Transferee, at a per share price no less than that specified in the Offer Notice.

                  (e) If the FL Purchaser and the Company or its designee enter into a Purchase Agreement and the Company or its designee, as applicable, fails to timely consummate the purchase of the FL Securities thereunder in accordance with the terms thereof for any reason other than the breach by the FL Purchaser of the Purchase Agreement, then, in addition to all other remedies the FL Purchaser may have by reason of such non-consummation, this Section 4.9 shall be of no further force or effect.

                  (f) Notwithstanding any other provision of this Section 4.9, no FL Purchaser shall avoid the provisions of this Section 4.9 by making one or more Transfers to one or more Affiliates and then disposing of all or any portion of such FL Purchaser's interest in any such Affiliate. The FL Purchasers shall give the Company notice promptly of any Transfer. Transfers in violation of the provisions of this Agreement shall be null and void, and the securities subject to such Transfer shall remain subject to this Agreement.

                  (g) Any FL Purchaser, by subsequent written notice, may, following the giving of an Offer Notice, revoke such notice, in which event any subsequent sale of FL Securities by the FL Purchaser shall continue to be subject to this Section 4.9 as if no Offer Notice had been sent, or change the minimum price or number of FL Securities set forth in the Offer Notice, in which event the 45-day time period shall recommence from the date of the giving of the subsequent notice.

                  (h) For purposes hereof, the term "Standstill Termination Date" shall mean the close of business on the day preceding the third anniversary of the Closing Date, or, if earlier, the date Theodore J. Forstmann is removed, without his consent, as the Chairman of the Executive Committee of the Board.

                  4.10. Standstill Agreement. (a) During the period commencing on the Closing Date and ending on the Standstill Termination Date (the "Standstill Period") except as (x) specifically permitted by this Agreement (including sales made in compliance with the provisions of Section 4.9) or (y) specifically approved in writing in advance by the Board of Directors of the Company, the Purchasers shall not, and shall cause any Affiliates controlled by them to not, in any manner, directly or indirectly:

                  (1) acquire, or offer or agree to acquire, or become the "beneficial owner" (as defined above) of or obtain any rights in respect of, any capital stock of the Company, except for any shares of Class A Common Stock that may be issuable upon the conversion or reclassification of the 2001 Preferred, the Common Stock, the Preferred Stock, the Warrants or otherwise as permitted pursuant to this Agreement, provided, that the foregoing limitation shall not prohibit the acquisition of securities of the Company or any of its successors issued as dividends or as a result of stock splits and similar reclassifications or received in a merger or other business combination involving the 2001 Preferred, the Preferred Stock, the Warrants or shares of Class A Common Stock (including any Conversion Shares) held by the FL Purchasers or any of their Affiliates at the time of such dividend, split or reclassification or merger or business combination;

                  (2) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined or used in Regulation 14A under the Exchange Act) of proxies or consents with respect to any voting securities of the Company or any of its successors or initiate or become a participant in any stockholder proposal or "election contest" with respect to the Company or any of its successors or induce others to initiate the same, or otherwise seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its successors (except for activities undertaken by the FL Purchasers or the FL Purchasers' Directors in connection with solicitations by the Board of Directors); or

                  (3) solicit or participate in the solicitation of any Person or entity to acquire, offer to acquire or agree to acquire, by merger, tender offer, purchase or otherwise, the Company or a substantial portion of its assets or more than 50% of the outstanding capital stock; provided, that, no action taken by the FL Purchasers or their Affiliates or representatives in connection with the sale of any of their FL Securities shall constitute a violation of this clause (3).

                  (b) Nothing contained in this Section 4.10 (1) shall prohibit any of the FL Purchasers or their Affiliates from complying with Rules 13d-1 through 13d-7, as applicable, promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or from taking such action which, in their judgment may be required under applicable law, or (2) shall be deemed to restrict the manner in which the directors designated by the FL Purchasers pursuant to the Certificate of Designations participate in deliberations or discussions of the Board of Directors.

                  (c) During the Standstill Period, the FL Purchasers and their Affiliates shall be present, in person or by proxy, and without further action hereby agree that they shall be deemed to be present, at all meetings of stockholders of the Company so that all voting securities (including Class A Common Stock) beneficially owned by the FL Purchasers and their Affiliates shall be counted for purposes of determining the presence of a quorum at such meetings. During the Standstill Period, all voting securities (including Class A Common Stock) beneficially owned by the FL Purchasers and their Affiliates shall be voted by the FL Purchasers and their Affiliates, in all elections of directors of the Company in accordance with the bylaws of the Company, such that (i) at least five members of the Board of Directors are qualified as "Independent Directors" as defined in the bylaws and (ii) the Chairman, the Chief Executive Officer, and the Chief Financial Officer of the Company are elected as members to the Board of Directors as required by the bylaws. The bylaws of the Company shall be amended to reflect the foregoing arrangements relating to the directors of the Company. The FL Purchasers agree to vote their FL Securities for the approval of a bylaw amendment adopting the board composition described above.

                  4.11. Consents; Approvals. The Company shall use its reasonable efforts to obtain all consents, waivers, exemptions, approvals, authorizations or orders (collectively, "Consents") (including, without limitation (i) Consents required to avoid any breach, violation, default, encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration of any material agreement or instrument to which the Company is a party or its properties or assets are bound, (ii) all Consents pursuant to the Company's or any Subsidiary's financing documents, including without limitation, all indentures and credit agreements of the Company or any Subsidiary, and
(iii) all United States and foreign governmental and regulatory rulings and approvals). The Company also shall use reasonable efforts to obtain all necessary state securities laws or blue sky permits and approvals required to carry out the transactions contemplated hereby and shall furnish all information as may be reasonably requested in connection with any such action.

                  4.12. Access to Property; Records. Between the date hereof and the Closing the Company shall afford the Purchasers and their employees, counsel, accountants, partners, investors, and other authorized representatives reasonable access upon notice, during normal business hours, to the assets, properties, offices and other facilities and books and records of the Company and its subsidiaries, and to the outside auditors of the Company and their work papers. The parties hereto agree that no investigation by the Purchasers or their representatives shall affect or limit the scope of the representations and warranties of the Company contained in this Agreement or in any other Transaction Document delivered pursuant hereto or limit the liability for breach of any such representation or warranty.

                  4.13. Capitalization Certificate. At the Closing, the Company shall deliver a certificate of its Chief Operating and Financial Officer setting forth the capitalization of the Company and containing the other representations and warranties set forth on Exhibit 4.13.

                  4.14. Registration Rights. At the Closing, the Company shall enter into a registration rights agreement with the Purchasers substantially identical to the registration rights agreement among the Original FL Purchasers and the Company (the "Original Registration Rights Agreement"), except that the registration rights shall be assignable with the Company's prior written consent (such consent not to be unreasonably withheld) to a purchaser or purchasers or other transferees of any of the Securities.

                  4.15. Shareholder Rights Plan. For so long as the FL Purchasers shall own FL Securities representing at least 60% of the aggregate amount of FL Securities (each amount calculated on an as converted basis) owned by them immediately after the Closing (the "Initial Securities"), the Company shall not adopt or implement any stockholders rights plan or similar plan or device (collectively, a "Rights Plan"). From and after the earlier of (i) the time that the FL Purchasers shall cease to own FL Securities representing at least 60% of the amount of Initial Securities or (ii) the time the FL Purchasers shall complete a sale of FL Securities in a Disqualified Transaction, the Company may adopt a Rights Plan, provided, that the percentage that would trigger any rights by the other stockholders of the Company must be at least one percentage point greater than the aggregate percentage ownership (on an as converted basis) of the FL Purchasers in the Company immediately prior to the adoption of the Rights Plan.

                  4.16. Section 203 Opt-Out. Prior to the Closing, the Company shall exercise all authority under applicable law to effect an amendment to its certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.

                  4.17. Executive Committee Composition. The Company agrees that the executive committee of the Board of Directors (the "Executive Committee") shall consist of no more than seven members, including (i) for so long as the Purchasers are entitled to designate members to the Board of Directors, the Purchasers' Directors, (ii) the Chairman of the Board of Directors, (iii) the Chief Executive Officer of the Company and (iv) the Chief Operating Officer of the Company. The bylaws of the Company shall be amended to reflect the composition of the executive committee. The FL Purchasers agree to vote their FL Securities for the approval of a bylaw amendment adopting the provisions of this Section.

                  4.18. Termination Agreement. At the Closing, the Company shall enter into an agreement with the Original FL Purchasers terminating the Exchange Agreement, dated as of September 30, 2001, among the Original FL Purchasers and the Company and confirming that the Original Registration Rights Agreement shall continue in full force and effect with respect to the Class A Common Stock to be issued in exchange for the 2001 Preferred in the Restructuring, except that the registration rights shall be assignable with the Company's prior written consent (such consent not to be unreasonably withheld) to a purchaser or purchasers or other transferees of such Class A Common Stock.

                                 ARTICLE V

                                 CONDITIONS

                  5.1. Conditions to Obligations of the Purchasers and the Company. The respective obligations of the Purchasers and the Company to consummate the transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                  (a) no statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby;

                  (b) any waiting period (and any extension thereof) under the HSR Act applicable to this Agreement and the transactions contemplated hereby shall have expired or been terminated;

                  (c) any material required filings or other consents, if any, of state regulatory bodies shall have been made or obtained; and

                  (d) all conditions precedent to the consummation of the Restructuring shall have been satisfied and the Restructuring shall be occurring simultaneously with the Closing with such modifications in the terms of the Restructuring that do not materially deviate from the terms set forth on Exhibit A. Solely for purposes of this Agreement, a reduction in the equity percentage which the number of shares of Common Stock being purchased hereunder at the Closing represents of the fully diluted equity (calculated as set forth on Exhibit A) or a reduction in the equity percentage which the number of Conversion Shares represents of the fully diluted equity (calculated as set forth on Exhibit A) from the respective percentages set forth on Exhibit A shall be deemed to be a modification in the terms of the Restructuring that materially deviates from the terms set forth on Exhibit A.

                  5.2. Conditions to Obligations of the Purchasers. The obligations of the Purchasers to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                  (a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date), except for failures to be true and correct which individually or in the aggregate would not have a Material Adverse Effect;

                  (b) The Company shall have performed, satisfied and complied in all material respects with all of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Closing;

                  (c) The Company shall have executed and delivered the Registration Rights Agreement and the Termination Agreement referred to in Sections 4.14 and 4.18, respectively, and each such agreement shall be in full force and effect;

                  (d) The Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware and the Certificate of Designation shall be in full force and effect;

                  (e) The Conversion Shares shall have been duly authorized and reserved for issuance;

                  (f) The Company's Certificate of Incorporation shall have been amended to expressly elect not to be governed by Section 203 of the DGCL; and

                  (g) The Company shall have delivered the Capitalization Certificate referred to in Section 4.13.

                  5.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                  (a) Each of the representations and warranties of the Purchasers contained in this Agreement shall be true and correct when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date), except for failures to be true and correct which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Purchasers' ability to perform its obligations under this Agreement; and

                  (b) The Purchasers shall have performed, satisfied and complied in all material respects with all of their covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Closing Date.

                                ARTICLE VI

                                TERMINATION

                  6.1. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of the Company and the Purchasers;

                  (b) by the Company or the Purchasers at any time after August 1, 2002 if the Closing shall not have occurred by such date; provided, however, that the failure of the transactions contemplated hereby to occur on or before such date is not the result of the breach of any covenants or agreements contained herein by the party seeking to terminate this Agreement; or

                  (c) by the Company or by the Purchasers, if any governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

                  6.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) except as set forth in this Section 6.2, provided that nothing contained in this Agreement shall relieve any party from liability for any willful breach of this Agreement and provided further that this Section 6.2 and Sections 7.3, 7.14, 7.15 and
7.16 shall survive termination of this Agreement.

                                ARTICLE VII

                               MISCELLANEOUS

                  7.1. Defined Terms; Interpretations. The following terms, as used herein, shall have the following meanings:

                  "2001 Preferred" shall mean the Company's Series D and Series E Convertible Preferred Stock.

                  "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  "Bankruptcy Code" shall mean Title 11 of the United
States Code.

                  "Board of Directors" shall mean the Board of Directors of the Company.

                  "Class A Common Stock" shall have the meaning the Company's Class A Common Stock, par value $.01 per share, which meaning shall include any and all securities of any kind whatsoever of the Company which may be exchanged for or converted into such Class A Common Stock, and any and all securities of any kind whatsoever of the Company which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Class A Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

                  "Conversion Shares" shall mean any shares of Class A Common Stock issued upon exercise of the Warrants, any and all securities of any kind whatsoever of the Company which may be exchanged for or converted into such Class A Common Stock, and any and all securities of any kind whatsoever of the Company which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Class A Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

                  "DGCL" shall mean the Delaware General Corporation Law.

                  "Encumbrances" shall mean liens, charges, claims, security interests, restrictions, options, proxies, voting trusts or other encumbrances.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

                  "Governmental Entity" shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                   "Laws" shall include all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

                  "Material Adverse Effect" shall mean a material adverse effect on the business, operations, results of operations, assets, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as whole (a "Company Material Adverse Effect"); provided, that any adverse effects on or changes in the Company or any of its Subsidiaries resulting from or relating to (i) the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby or
(ii) the announcement of, and subsequent disclosures related to, the Restructuring or the commencement or pendency of proceedings under the Bankruptcy Code by or against Parent and/or its Subsidiaries shall be excluded from the determination of a Company Material Adverse Effect.

                  "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Restructuring" shall mean the capital restructuring of the Company on the terms described in Exhibit A.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

                  "Transaction Documents" shall mean this Agreement, the Certificate of Designation, the Warrants, the Registration Rights Agreement and the Termination Agreement and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to this Agreement or the transactions contemplated hereby.

                  7.2. Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the earlier of (i) termination of this Agreement or (ii) the Closing Date. This
Section 7.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date.

                  7.3. Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expense; provided that the Company will reimburse the FL Purchasers at Closing for reasonable out-of-pocket fees and expenses paid to third parties solely in connection with the transactions contemplated hereby.

                  7.4. Public Announcements. The Purchasers and the Company have consulted with each other and issued a press release with respect to this Agreement and the transactions contemplated hereby and neither shall issue any further press release or make any further public statement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law, the NMS or any exchange on which the Company's securities are listed and, to the extent time permits, it has used all reasonable efforts to consult with the other party prior thereto.

                  7.5. Restrictive Legends. In addition to the restrictions set forth in Section 4.11, no Common Stock, Preferred Stock, Warrant or Conversion Shares may be transferred without registration under the Securities Act and applicable state securities laws unless counsel to the Company shall advise the Company that such transfer may be effected without such registration.

                  (a) Each certificate representing the Common Stock shall bear legends in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER ANY APPLICABLE STATE LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE 1933 ACT. THE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

         THE SALE, PLEDGE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND SUBJECT TO THE PROVISIONS OF A STOCK PURCHASE AGREEMENT DATED AS OF JANUARY 30, 2002, A COPY OF WHICH IS AVAILABLE UPON REQUEST FOR INSPECTION AT THE OFFICES OF THE COMPANY. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY.

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE SHALL BE REDEEMABLE AS PROVIDED IN THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

                  (b) Each certificate representing the Preferred Stock shall bear legends in substantially the following form:

         THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OR SERIES OF STOCK. AS REQUIRED UNDER DELAWARE LAW, THE COMPANY SHALL FURNISH TO ANY HOLDER UPON REQUEST AND WITHOUT CHARGE, A FULL SUMMARY STATEMENT OF THE DESIGNATIONS, VOTING RIGHTS, PREFERENCES, LIMITATIONS AND SPECIAL RIGHTS OF THE SHARES OF EACH CLASS OR SERIES AUTHORIZED TO BE ISSUED BY THE COMPANY SO FAR AS THEY HAVE BEEN FIXED AND DETERMINED AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO FIX AND DETERMINE THE DESIGNATIONS, VOTING RIGHTS, PREFERENCES, LIMITATIONS AND SPECIAL RIGHTS OF THE CLASSES AND SERIES OF SECURITIES OF THE COMPANY.

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER ANY APPLICABLE STATE LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE 1933 ACT. THE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

         THE SALE, PLEDGE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND SUBJECT TO THE PROVISIONS OF A STOCK PURCHASE AGREEMENT DATED AS OF JANUARY 30, 2002, A COPY OF WHICH IS AVAILABLE UPON REQUEST FOR INSPECTION AT THE OFFICES OF THE COMPANY. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY.

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE SHALL BE REDEEMABLE AS PROVIDED IN THE CERTIFICATE OF DESIGNATION AND THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

                  (c) Each Warrant shall bear a legend in substantially the following form:

         THIS WARRANT AND ANY SHARES OF COMMON STOCK ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY APPLICABLE STATE LAWS. THIS WARRANT HAS BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE 1933 ACT. THIS WARRANT AND ANY SHARES OF COMMON STOCK ACQUIRED UPON THE EXERCISE OF THIS WARRANT MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

         THE SALE, PLEDGE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION OF THIS WARRANT AND ANY SHARES OF COMMON STOCK ACQUIRED UPON THE EXERCISE OF THIS WARRANT IS RESTRICTED BY AND SUBJECT TO THE PROVISIONS OF A PURCHASE AGREEMENT DATED AS OF JANUARY 30, 2002, A COPY OF WHICH IS AVAILABLE UPON REQUEST FOR INSPECTION AT THE OFFICES OF THE COMPANY. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY.

                  (d) Each certificate representing Conversion Shares shall bear a legend in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER ANY APPLICABLE STATE LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE 1933 ACT. THE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

         THE SALE, PLEDGE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND SUBJECT TO THE PROVISIONS OF A STOCK PURCHASE AGREEMENT DATED AS OF JANUARY 30, 2002, A COPY OF WHICH IS AVAILABLE UPON REQUEST FOR INSPECTION AT THE OFFICES OF THE COMPANY. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY.

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE SHALL BE REDEEMABLE AS PROVIDED IN THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

                  7.6. Further Assurances. At any time or from time to time after the Closing, the Company, on the one hand, and the Purchasers, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby or by the other Transaction Documents and to otherwise carry out the intent of the parties hereunder or thereunder.

                  7.7. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and the Purchasers and the respective successors, permitted assigns, heirs and personal representatives of the Company and the Purchasers, provided that prior to the Closing the Company may not assign its rights or obligations under this Agreement to any Person without the prior written consent of the Purchasers, and provided further that the Purchasers may not assign their rights or obligations under this Agreement to any Person (other than an Affiliate) without the prior written consent of the Company. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the Purchasers' benefit as purchasers or holders of the Common Stock, Preferred Stock, Warrants or Conversion Shares are also for the benefit of, and enforceable by, any Affiliates of the Purchasers who hold such Common Stock, Preferred Stock or Conversion Shares and received such Common Stock, Preferred Stock or Conversion Shares in accordance with the terms of this Agreement.

                  7.8. Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto. Without limiting the generality of the foregoing, this Agreement supercedes the Original Purchase Agreement.

                  7.9. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:


                        (i)      if to the Company, to:

                                 McLeodUSA Incorporated
                                 McLeodUSA Technology Park
                                 6400 C Street SW
                                 PO Box 3177
                                 Cedar Rapids, Iowa 52406-3177
                                 Telecopy No.: (319) 790-7901
                                 Attention:  Randall Rings, Esq.
                                             Group Vice President and Chief
                                             Legal Officer

                                 with a copy to (which shall not constitute notice):

                                 Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                                 Chicago, Illinois 60606
                                 Telecopy No.:  (312) 407-0411
                                 Attention:  Peter C. Krupp, Esq.

                        (ii)     if to the Purchasers, to:

                                 c/o Forstmann Little & Co.
                                 767 Fifth Avenue
                                 New York, NY 10153
                                 Telecopy No.: (212) 759-9059
                                 Attention: Thomas H. Lister

                                 with a copy to:

                                 Fried, Frank, Harris, Shriver & Jacobson
                                 One New York Plaza
                                 New York, NY 10004
                                 Telecopy No.: (212) 859-4000
                                 Attention: Aviva Diamant, Esq.

                  All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).

                  7.10. Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the Company and the Purchasers. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                  7.11. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  7.12. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

                  7.13. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

                  7.14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

                  7.15. Submission to Jurisdiction. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America in each case located in the County of Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 7.9 shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or of the United States of America in each case located in the County of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, in the event that the Company and/or any of its Subsidiaries commence proceedings under the Bankruptcy Code, the parties hereto irrevocably and unconditionally consent to submit to the jurisdiction of the bankruptcy court in which such proceeding is commenced for any litigation arising out of or relating to this Agreement and the transactions contemplated thereby (and agree not to commence any litigation relating thereto except in such bankruptcy court).

                  7.16. WAIVER OF JURY TRIAL. THE COMPANY AND THE PURCHASERS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION DOCUMENTS.

                  7.17. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.


                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

PURCHASERS

FORSTMANN LITTLE & CO. EQUITY PARTNERSHIP-VII, L.P.

By:   FLC XXXII Partnership, L.P.
      its general partner


      By:  /s/Thomas H. Lister
         ----------------------------------------
           Thomas H. Lister,
           a general partner


FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY
MANAGEMENT BUYOUT PARTNERSHIP-VIII, L.P.

By:   FLC XXXIII Partnership, L.P.
      its general partner


      By:  /s/Thomas H. Lister
         ----------------------------------------
           Thomas H. Lister,
           a general partner


ORIGINAL FL PURCHASERS


FORSTMANN LITTLE & CO. EQUITY PARTNERSHIP-V, L.P.

By:   FLC XXX Partnership, L.P.
      its general partner


      By:  /s/Thomas H. Lister
         ----------------------------------------
           Thomas H. Lister,
           a general partner


FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY
MANAGEMENT BUYOUT PARTNERSHIP-VI, L.P.

By:   FLC XXIX Partnership, L.P.
      its general partner


      By:  /s/Thomas H. Lister
         ---------------------------------------
           Thomas H. Lister,
           a general partner


FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY
MANAGEMENT BUYOUT PARTNERSHIP-VII, L.P.

By:   FLC XXXIII Partnership, L.P.
      its general partner


      By:  /s/Thomas H. Lister
         --------------------------------------------
           Thomas H. Lister,
           a general partner


McLEODUSA INCORPORATED


By:     /s/Chris A. Davis
       ----------------------------------------
       Name:  Chris A. Davis
       Title: Chief Operating and Financial Officer




McLeodUSA Incorporated                                               EXHIBIT A
-------------------------------------------------------------------------------
SUMMARY TERM SHEET



Company                                McLeodUSA Incorporated (the "Company").

Parties Subject to Restructure         The Company; Forstmann Little &
                                       Company, its affiliates and its
                                       co-investors, if any, (collectively,
                                       "FL" or the "Sponsor"); the banks
                                       participating in the senior credit
                                       agreement (the "Bank Group");
                                       holders ("Noteholders") of the
                                       Company's unsecured notes including
                                       (a) 11.375% Senior Notes due 2009;
                                       (b) 10.500% Senior Discount Notes
                                       due 2007; (c) 9.250% Senior Notes
                                       due 2007; (d) 8.375% Senior Notes
                                       due 2008; (e) 9.500% Senior Notes
                                       due 2008; (f) 8.125% Senior Notes
                                       due 2009; (g) 11.500% Senior Notes
                                       due 2009; and (h) 12.000% Senior
                                       Notes due 2008 (collectively, the
                                       "Notes"); preferred equity holders
                                       ("Preferred Holders") of the
                                       Company's class A, D, and E
                                       preferred stock (collectively, the
                                       "Old Preferred Stock"); and the
                                       holders of the Company's current
                                       common stock ("Old Equity").

Overview The Company will restructure its balance sheet (the "Transaction" or the "Recapitalization") through, among other things, exchange of the Notes for (i) cash, (ii) a senior convertible preferred stock (the "New Convertible Preferred Stock"), and (iii) five-year warrants (the "New Noteholder Warrants") to purchase newly issued new common stock ("New Common Stock"); the exchange of the Existing Preferred Stock and the Existing Common Stock for New Common Stock; and new investment by FL for New Common Stock and warrants identical to the New Noteholder Warrants (the "New FL Warrants," and together with the New Noteholder Warrants, the
                                       "Warrants"), through a
                                       pre-negotiated Chapter 11 Plan.
                                       Pursuant to the Transaction:

                                       o     The Noteholders will receive
                                             the following:

                                       -     $670 million, subject to
                                             adjustment described below, from:

                                             (a) Pubco Proceeds: $570
                                             million from the Pubco sale,
                                             unless the sale of Pubco
                                             closes after April 30, 2002 in
                                             which case the proceeds from
                                             the Pubco sale (and the amount
                                             payable to the Noteholders)
                                             shall be reduced $200,000 per
                                             day from May 1, 2002 through
                                             the earlier of (i) the date of
                                             closing or (ii) August 1,
                                             2002; and

                                             (b) FL Investment: $100
                                             million from the FL
                                             investment, described below.

                                       -     $175 million of New
                                             Convertible Preferred Stock,
                                             convertible into 15.0000% of
                                             the New Common Stock on a
                                             fully diluted basis at closing
                                             (after giving effect to the
                                             Recapitalization, but prior to
                                             the exercise of the Warrants
                                             and management options), the
                                             terms set on the term sheet
                                             attached hereto as Exhibit A
                                             (the "Preferred Term Sheet").
                                             It being understood that as of
                                             the closing of the
                                             Recapitalization, the
                                             conversion price of the New
                                             Convertible Preferred Stock
                                             will be calculated as follows:

                                             where:

                                              X  =  the aggregate number of
                                                    shares of New Common
                                                    Stock issuable upon
                                                    conversion of the New
                                                    Convertible Preferred
                                                    Stock;

                                              CS =  the actual number of
                                                    shares of New Common
                                                    Stock outstanding
                                                    (excluding New Common
                                                    Stock underlying New
                                                    Convertible Preferred
                                                    Stock, Warrants and
                                                    management options);
                                                    and

                                              LP =  the aggregate
                                                    liquidation preference
                                                    of the New Convertible
                                                    Preferred Stock (i.e.,
                                                    $175 million)

                                             the number of shares of New
                                             Common Stock issuable upon
                                             conversion of the New
                                             Convertible Preferred Stock is
                                             determined as follows:

                                               X = 15% x ( X + CS)

                                             and the conversion price on a
                                             per share basis of the New
                                             Convertible Preferred Stock
                                             (CP) is determined as follows:

                                               X = LP / CP

                                             and therefore:

                                               CP = LP / X

                                             As an example, where the
                                             Company has 850,000 shares of
                                             New Common Stock actually
                                             outstanding (excluding New
                                             Common Stock underlying New
                                             Convertible Preferred Stock,
                                             Warrants and management
                                             options), the New Convertible
                                             Preferred Stock will convert
                                             into 150,000 shares of New
                                             Common Stock (150,000 = 15% x
                                             (150,000 + 850,000)) and the
                                             conversion price will be
                                             $1,166.667 ($1,166.667 = $175
                                             million / 150,000).

                                       -     New Noteholder Warrants to
                                             purchase an aggregate of
                                             6.0000% of the shares of New
                                             Common Stock on a fully
                                             diluted basis at closing
                                             (after giving effect to the
                                             Recapitalization and the
                                             exercise of the Warrants, but
                                             prior to the exercise of any
                                             management options)
                                             exercisable for five years for
                                             aggregate consideration
                                             payable to the Company of $30
                                             million.

                                       o     FL Investment: FL will invest
                                             $175 million for (i) 22.7778%
                                             of the New Common Stock on a
                                             fully diluted basis at closing
                                             (after giving effect to the
                                             Recapitalization and the
                                             shares of New Common Stock
                                             underlying the New Convertible
                                             Preferred Stock, but prior to
                                             the exercise of the Warrants
                                             and management options) and
                                             (ii) New FL Warrants, in an
                                             amount and with terms
                                             identical to the New
                                             Noteholder Warrants.

                                       o     Series A preferred stock will
                                             receive 10.3682% of the New
                                             Common Stock on a fully
                                             diluted basis at closing
                                             (after giving effect to the
                                             Recapitalization and the
                                             shares of New Common Stock
                                             underlying the New Convertible
                                             Preferred Stock, but prior to
                                             the exercise of the Warrants
                                             and management options).

                                       o     Series D preferred stock will
                                             receive 24.0625% of the New
                                             Common Stock on a fully
                                             diluted basis at closing
                                             (after giving effect to the
                                             Recapitalization and the
                                             shares of New Common Stock
                                             underlying the New Convertible
                                             Preferred Stock, but prior to
                                             the exercise of the Warrants
                                             and management options).

                                       o     Series E preferred stock will
                                             receive 10.9375% of the New
                                             Common Stock on a fully
                                             diluted basis at closing
                                             (after giving effect to the
                                             Recapitalization and the
                                             shares of New Common Stock
                                             underlying the New Convertible
                                             Preferred Stock, but prior to
                                             the exercise of the Warrants
                                             and management options).

                                       o     Existing Common Stock will
                                             receive 16.8540% of the New
                                             Common Stock on a fully
                                             diluted basis at closing
                                             (after giving effect to the
                                             Recapitalization and the
                                             shares of New Common Stock
                                             underlying the New Convertible
                                             Preferred Stock, but prior to
                                             the exercise of the Warrants
                                             and management options).

Additional Noteholder Rights           The Company shall agree to list the
                                       New Common Stock and New Convertible
                                       Preferred Stock on a national
                                       securities exchange or the Nasdaq
                                       Stock Market and shall make periodic
                                       filings under the Exchange Act.

Corporate Governance                   The new Board of Directors will
                                       initially consist of 15 members and
                                       will include 1 member nominated by
                                       the Noteholders. In connection with
                                       the Transaction, the Company shall
                                       cause to be appointed or shall
                                       nominate for election the designee
                                       of the Noteholders. The Noteholders'
                                       initial representative on the Board
                                       of Directors shall be reasonably
                                       acceptable to the Company.
                                       Thereafter, the holders of the New
                                       Convertible Preferred Stock shall be
                                       entitled to select a member of the
                                       Board of Directors to the extent
                                       provided under "Special Voting
                                       Rights" on Exhibit A.

Management Incentive Plan              The new Board of Directors will
                                       develop and implement the McLeodUSA
                                       2001 Omnibus Equity Plan (the
                                       "Management Incentive Plan") as
                                       described in the Offering Memorandum
                                       dated December 7, 2001.

Other Conditions                       The Company agrees to pay for all
                                       reasonable costs and expenses of the
                                       Noteholders (including fees and
                                       expenses for one counsel and one
                                       financial advisor, which shall not
                                       be duplicative of the fees and
                                       expenses to be paid to the advisors
                                       for the unsecured creditors
                                       committee).

                                       The Company will provide cooperation
                                       to the financial advisor and counsel
                                       in due diligence inquiries.

                                       The Company shall use reasonable
                                       efforts to cause FL to execute any
                                       and all documents necessary or
                                       appropriate to allow the Company to
                                       perform all of its obligations
                                       provided in this Term Sheet and
                                       otherwise in connection with the
                                       Company's restructuring.

Other Provisions                       The Plan of Reorganization shall be
                                       substantially similar to the terms
                                       and provisions of the Plan of
                                       Reorganization included in the
                                       Offering Memorandum dated December
                                       7, 2001 with such modifications
                                       necessary (a) to incorporate the
                                       terms hereof, and (b) to add the
                                       members and advisors of the ad hoc
                                       bondholder committee and any
                                       official creditors committee as
                                       beneficiaries of the Plan of
                                       Reorganization's release provisions.



                                 Exhibit A

                    NEW CONVERTIBLE PREFERRED TERM SHEET



Note: Capitalized terms not defined herein have the meanings ascribed to them in the term sheet to which this Preferred Term Sheet is an exhibit.

Issuer                                 McLeodUSA Incorporated.

Liquidation Preference                 $175 million in the aggregate, plus
                                       accrued and unpaid dividends.

Dividend Rate Cumulative dividends at the rate of 2.5% per annum. Dividends cumulate whether or not declared by the Board (the senior credit agreement prohibits payment of cash dividends).

Conversion                             Convertible at the option of the
                                       holder at any time into a number of
                                       shares of New Common Stock equal to
                                       (a) the Liquidation Preference of
                                       the shares of New Convertible
                                       Preferred Stock being converted
                                       divided by (b) the conversion price
                                       of the New Convertible Preferred
                                       Stock as calculated in accordance
                                       with the above example under
                                       "Overview" at the time of the
                                       closing of the Recapitalization.

Mandatory Conversion                   Upon a Mandatory Conversion Event
                                       (defined below), then, at the option
                                       of the Company, the New Convertible
                                       Preferred Stock shall be converted
                                       in whole or in part on a pro rata
                                       basis at the then-effective
                                       Conversion Price into shares of New
                                       Common Stock.

                                       "Mandatory Conversion Event" means
                                       any such time following the fourth
                                       anniversary of the issuance of the
                                       New Convertible Preferred Stock that
                                       the closing price of New Common
                                       Stock has equaled or exceeded 135%
                                       of the conversion price of the New
                                       Convertible Preferred Stock for at
                                       least 20 out of any 30 consecutive
                                       trading days.

Mandatory Redemption                   On the ten-year anniversary of the
                                       Closing Date.

Merger, Consolidation                  Upon the merger, consolidation or
                                       other sale of the Company, the
                                       Preferred Stock shall be converted
                                       into the same consideration such
                                       preferred stock would have received
                                       had such preferred stock been
                                       converted into New Common Stock
                                       immediately prior to such merger,
                                       consolidation or other sale of the
                                       Company.

Voting Rights                          The New Convertible Preferred Stock
                                       would be entitled to vote with New
                                       Common Stock as a single class on an
                                       "as converted" basis.

Special Voting Rights                  The holders of the New Convertible
                                       Preferred Stock will have the right
                                       to elect one member to the Company's
                                       Board of Directors so long as not
                                       less than 33% of the New Convertible
                                       Preferred Stock issued on the
                                       closing of the Transaction remains
                                       outstanding.

Ranking Junior to all existing and future debt obligations; senior to all classes of common stock and each other class of capital stock or series of preferred stock of the Company.

Anti-Dilution                          (i) Customary anti-dilution
                                       protection for stock splits, reverse
                                       splits, and extraordinary dividends
                                       and (ii) customary weighted average
                                       anti-dilution protection for other
                                       issuances below the then market
                                       value of the New Common Stock.

Registration and Other Rights          The Company will grant to the
                                       holders of the New Convertible
                                       Preferred Stock customary
                                       information and inspection rights
                                       and, if required, limited, shelf
                                       registration rights to facilitate
                                       resales by any holder of the New
                                       Convertible Preferred Stock who may
                                       be deemed to be an affiliate of the
                                       Company upon the consummation of the
                                       Transaction or as a result of a
                                       holder having a representative on
                                       the Board of Directors of the
                                       Company.

                                       The Company will further grant the
                                       holders of the New Convertible
                                       Preferred Stock the right, for the
                                       period beginning on the closing of
                                       the Recapitalization until the
                                       eighteen month anniversary of such
                                       closing, to participate, on a pro
                                       rata basis, in any purchase by FL,
                                       any affiliate of FL or any person or
                                       entity acting in concert with FL in
                                       one or more series of related
                                       transactions of greater than either
                                       (x) an aggregate of $50,000,000 of
                                       equity securities of the Company or
                                       (y) 10% of the New Common Stock of
                                       the Company on a fully-diluted
                                       basis. The Company may provide this
                                       co-investment right to holders of
                                       the New Convertible Preferred Stock
                                       either simultaneously with FL's
                                       investment or as soon as practicable
                                       following the closing of such
                                       investment as determined by the
                                       Company.